Free Writing Prospectus (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 September 24, 2012

$ Buffered Enhanced Notes due October 9, 2013 Linked to a Basket of Commodities Global Medium-Term Notes, Series A

General

•                   Senior unsecured obligations of Barclays Bank PLC maturing October 9, 2013†.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about September 28, 2012†† (the “pricing date”) and are expected to issue on or about October 3, 2012†† (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	A basket comprised of the following commodities (each a “basket component”, and together, the “basket components”) in weighted allocations:

	Basket Component	Bloomberg ticker symbol†††	Weight	Initial Price
	Brent Crude, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	CO1 <Comdty>	1/3	US$[•]/barrel
	Corn, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	C 1 <Comdty>	1/3	US cents[•]/bushel
	Palladium, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	PLDMLNPM <Comdty>	1/3	US$[•]/troy ounce

Maximum Return:	The actual maximum return on the Notes will be set on the pricing date and will not be less than 10%.

Contingent Minimum Return:	5.35%

Coupon Barrier Level:	85, which is equal to 85% of the initial basket level.

Buffer Percentage:	15%

Downside Leverage Factor:	1.1765

Payment at Maturity:

If the final basket level is equal to or greater than the coupon barrier level on the final valuation date, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the greater of (a) the contingent minimum return and (b) the reference asset return, subject to the maximum return.  For example, if the reference asset return is 10% or more, you will receive the maximum return on the Notes of 10%, which entitles you to the maximum payment of $1,100.00 for every $1,000 principal amount Note that you hold.  Accordingly, if the final basket level is equal to or greater than the coupon barrier level on the final valuation date, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 ×  the greater of (a) Contingent Minimum Return and (b) Reference Asset Return]

If the final basket level is below the coupon barrier level on the final valuation date, you will lose 1.1765% of the principal amount of your Notes for every 1% that the final basket level is below the coupon barrier level.  Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return + Buffer Percentage) x Downside Leverage Factor]

You may lose some or all of your principal if you invest in the Notes. If the final basket level is below the coupon barrier level on the final valuation date, you will lose 1.1765% of the principal amount of your Notes for every 1% that final basket level is below the coupon barrier level.   Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Reference Asset Return:	The performance of the basket from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	Set equal to 100 on the pricing date.

Final Basket Level:

On the final valuation date, the final basket level will be calculated as follows:

100 ×  [1 + (Brent Crude Return × 1/3) + (Corn Return ×  1/3) +  (Palladium Return ×  1/3)]

The returns set forth in the formula above reflect the performance of each basket component as described under “Commodity Return” below.

Commodity Return:

The performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final valuation date, calculated as follows:

Final Price – Initial Price
Initial Price

Where,

Initial Price  = for each basket component, the initial price is the settlement price of the basket component on the pricing date, determined as described under “Reference Asset” above;

Final Price = for each basket component, the final price is the settlement price of the basket component on the final valuation date, determined as described under “Reference Asset” above.

Final Valuation Date:	October 4, 2013†

Maturity Date:	October 9, 2013†

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741THE0/ US06741THE01

†                      Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.  If the final valuation date is not a scheduled trading day, then the final valuation date will be the next succeeding scheduled trading day.  If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.

††                    Expected.  In the event we make any change to the expected pricing date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

†††                  For reference purposes only, the prices of the basket components on the pricing date and the final valuation date may be seen using the indicated Bloomberg tickers.  However, if there is any discrepancy between the prices specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the prices determined by the calculation agent shall prevail.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete.   Any representation to the contrary is a criminal offense.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

1                      The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately     %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns and examples set forth below assume the initial prices of the basket components as stated below and a maximum return on the Notes of 10%; the actual initial prices for each basket component and the maximum return on the Notes will be determined on the pricing date, and the actual final prices for each basket component will be determined on the final valuation date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Notes.

Final Basket Level	Reference Asset Return	Payment at Maturity	Total Return on Notes
200	100.00%	$1,100.00	10.00%
190	90.00%	$1,100.00	10.00%
180	80.00%	$1,100.00	10.00%
170	70.00%	$1,100.00	10.00%
160	60.00%	$1,100.00	10.00%
150	50.00%	$1,100.00	10.00%
140	40.00%	$1,100.00	10.00%
130	30.00%	$1,100.00	10.00%
120	20.00%	$1,100.00	10.00%
115	15.00%	$1,100.00	10.00%
110	10.00%	$1,100.00	10.00%
108	8.00%	$1,080.00	8.00%
105	5.00%	$1,053.50	5.35%
102	2.00%	$1,053.50	5.35%
100	0.00%	$1,053.50	5.35%
95	-5.00%	$1,053.50	5.35%
90	-10.00%	$1,053.50	5.35%
85	-15.00%	$1,053.50	5.35%
80	-20.00%	$941.18	-5.88%
70	-30.00%	$823.53	-17.65%
60	-40.00%	$705.88	-29.41%
50	-50.00%	$588.24	-41.18%
40	-60.00%	$470.59	-52.94%
30	-70.00%	$352.94	-64.71%
20	-80.00%	$235.29	-76.47%
10	-90.00%	$117.65	-88.24%
0	-100.00%	$0.00	-100.00%

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The final prices of two of the basket components increase from their initial prices, and the final price of one of the basket components decreases from its initial price.  The basket level increases from the initial basket level of 100 to the final basket level of 108, resulting in a reference asset return of 8.00%.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Commodity Return

Brent Crude (USD/barrel)	111.42	139.28	25%
Corn (US cents/bushel)	748.25	576.15	-23%
Palladium (USD/troy ounce)	672.00	819.84	22%

The commodity returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final valuation date, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (25% × 1/3) + (-23% × 1/3) + (22% × 1/3)] = 108

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

= 8.00%

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Step 4: Calculate the Payment at Maturity.

Because the final basket level was equal to or greater than the coupon barrier level on the final valuation date, and the reference asset return of 8.00% is greater than the contingent minimum return and less than the maximum return on the Notes, the investor receives a payment at maturity of $1,080.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x 8.00%] = $1,080.00

The total return on the investment of the Notes is 8.00%.

Example 2: The final prices of two of the basket components increase from their initial prices, and the final price of one of the basket components decreases from its initial price.   The basket level increases from the initial basket level of 100 to the final basket level of 140, resulting in a reference asset return of 40.00%.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Commodity Return

Brent Crude (USD/barrel)	111.42	105.85	-5%
Corn (US cents/bushel)	748.25	1,159.79	55%
Palladium (USD/troy ounce)	672.00	1,142.40	70%

The commodity returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final valuation date, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (-5% × 1/3) + (55% × 1/3) + (70% × 1/3)] = 140

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

= 40.00%

Step 4: Calculate the Payment at Maturity.

Because the final basket level was equal to or greater than the coupon barrier level on the final valuation date, and the reference asset return of 40.00% is greater than the contingent minimum return and greater than the maximum return on the Notes, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Maximum Return]

$1,000 + [$1,000 x 10.00%] = $1,100.00

The total return on the investment of the Notes is 10.00% and subject to the maximum return.

Example 3: The final prices of two of the basket components decrease from their initial prices, and the final price of one of the basket components increases from its initial price.  The basket level decreases from the initial basket level of 100 to the final basket level of 95, resulting in a reference asset return of -5.00%.

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Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Commodity Return

Brent Crude (USD/barrel)	111.42	100.28	-10%
Corn (US cents/bushel)	748.25	636.01	-15%
Palladium (USD/troy ounce)	672.00	739.20	10%

The commodity returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final valuation date, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (-10% × 1/3) + (-15% × 1/3) + (10% × 1/3)] = 95

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

= -5.00%

Step 4: Calculate the Payment at Maturity.

Because the final basket level was equal to or greater than the coupon barrier level on the final valuation date, and the reference asset return of -5.00% is less than the contingent minimum return, the investor receives a payment at maturity of $1,053.50 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Contingent Minimum Return]

$1,000 + [$1,000 x 5.35%] = $1,053.50

The total return of the investment of the Notes is 5.35%.

Example 4: The final prices of all of the basket components decrease from their initial prices, and the basket level decreases from the initial basket level of 100 to the final basket level of 60, resulting in a reference asset return of -40.00%.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Commodity Return

Brent Crude (USD/barrel)	111.42	77.99	-30%
Corn (US cents/bushel)	748.25	448.95	-40%
Palladium (USD/troy ounce)	672.00	336.00	-50%

The commodity returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final valuation date, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (-30% × 1/3) + (-40% × 1/3) + (-50% × 1/3)] = 60

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Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

= -40.00%

Step 4: Calculate the Payment at Maturity.

Because the final basket level was below the coupon barrier level on the final valuation date, the investor receives a payment at maturity of $705.88 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-40.00% + 15%) x 1.1765] = $705.88

The total return on the investment of the Notes is -29.41%.

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The payment at maturity, the final valuation date, the maturity date, the basket components and the basket are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

o                 For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•                  Appreciation Potential—The Notes provide the opportunity to enhance returns, to the extent the final basket level is not below the coupon barrier level on the final valuation date, by entitling you to a return equal to the greater of the contingent minimum return and the reference asset return, up to the maximum return.  The maximum return on the Notes will be set on the pricing date and will not be less than 10%, or $1,100.00 for every $1,000 principal amount Note.

•                  Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the reference asset return but only to the extent that final basket level does not fall below the coupon barrier level on the final valuation date. If the final basket level declines below the coupon barrier level on the final valuation date, you will lose an amount equal to 1.1765% of the principal amount of your Notes for every 1% that the final basket level is below the coupon barrier level.   Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket components.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

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As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying basket components.  Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to the portion of your Notes that reflects the performance of regulated futures contracts.  If Section 1256 were to apply to such portion of your Notes, gain or loss recognized with respect to such portion of your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes.  You would also be required to mark such portion of your Notes to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of the Notes had been sold for fair market value).

Additionally, it is possible that the Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of collectibles only to a limited extent.  “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold)  may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components or any futures contracts relating to the basket components.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors— Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”.

In addition to the risks discussed under the headings above, you should consider the following:

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•                  Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of the reference asset and will depend on whether, and the extent to which, the reference asset return is positive or negative.  If the final basket level declines below the coupon barrier level on the final valuation date, your investment will be exposed on a leveraged basis to any decline in the reference asset beyond the coupon barrier level and you may lose up to 100% of your initial investment

•                  Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final basket level is equal to or greater than the coupon barrier level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the reference asset, which may be significant.  We refer to this percentage as the maximum return, which will be set on the pricing date and will not be less than 10%.

•                  Changes in the Prices of the Basket Components May Offset Each Other—Movements in the basket components may not correlate with each other. At a time when the settlement price of one or more of the basket components increases, the settlement price of other basket components may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the price of one basket component may be moderated, or more than offset, by lesser increases or declines in the price of the other basket components.

•                  No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity— While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  Lack of Liquidity— The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Conflicts— We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  The Payment at Maturity on Your Notes is Not Based on the Final Prices of the Basket Components at Any Time Other than Final Valuation Date —The final basket level and the basket return will be based solely on the settlement prices of the basket components on the final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of one or more basket components drops precipitously on the final valuation date, the payment at maturity that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the basket

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components prior to such drop. Although the settlement prices of the basket components on the maturity date or at other times during the life of your Notes may be higher than such prices on the final valuation date, you will not benefit from any such increases in the prices of the basket components other than those increases, if any, represented by the final prices on the final valuation date.

•                  The Notes May Be Subject to Certain Risks Specific to Palladium—Palladium is a precious metal.  Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to precious metals that might cause price volatility.  These may include, among others:

o                 disruptions in the supply chain, from mining to storage to smelting or refining;

o                 adjustments to inventory;

o                 variations in production costs, including storage, labor and energy costs;

o                 costs associated with regulatory compliance, including environmental regulations; and

o                 changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•                  The Notes May Be Subject to Certain Risks Specific to Brent Crude  — Brent crude is an energy-related commodity.  Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility.  These may include, among others:

o                 changes in the level of industrial and commercial activity with high levels of energy demand;

o                 disruptions in the supply chain or in the production or supply of other energy sources;

o                 price changes in alternative sources of energy;

o                 adjustments to inventory;

o                 variations in production and shipping costs;

o                 costs associated with regulatory compliance, including environmental regulations; and

o                 changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•                  Futures Contracts on Brent Crude Oil are the Benchmark Crude Oil in European Markets— Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets, the price of Brent crude will be affected by economic conditions in Europe, as well as by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the reference asset and, therefore, the Notes.

•                  The Notes May Be Subject to Certain Risks Specific to Corn —Corn is an agricultural commodity.  Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Notes may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility.  These may include, among others:

o                 weather conditions, including floods, drought and freezing conditions;

o                 changes in government policies;

o                 changes in global demand for food;

o                 changes in ethanol demand;

o                 planting decisions; and

o                 changes in demand for agricultural products both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the price of the physical commodities underlying the basket components, and of the prices of exchange-traded futures contracts for the purchase or delivery of such commodities;

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 global supply and demand for the physical commodities underlying the basket components, and supply and demand for exchange-traded futures contracts for the purchase or delivery of such commodities;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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•                  Owning the Notes is not the Same as Owning the Commodities Underlying the Basket, Futures Contracts for Such Commodities or Certain Other Commodity Related Contracts Directly – The return on your Notes will not reflect the return you would realize if you actually purchased the commodities underlying the basket, futures contracts for such commodities or exchange-traded or over-the-counter instruments based on these commodities. You will not have any rights that holders of such assets or instruments have.

•                  Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the basket components and, as a result, the market value of the Notes and the payment you will receive on the Notes, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009.  Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time.  In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels.  There is no assurance that prices will again reach their historically high levels or that volatility will subside.  It is possible that lower prices, or increased volatility, will adversely affect the performance of basket components and, as a result, the market value of the Notes.

•                  Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”.  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices.  These circumstances could adversely affect the prices of the basket components, therefore, the value of the Notes.

•                  Changes in Supply and Demand in the Market for the Futures Contracts Included in the Basket May Adversely Affect the Value of the Notes — Certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities.  Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date.  Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally.  Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time.  For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in the second nearby month, or vice-versa.  Under such circumstances, and depending on when the specified valuation date occurs, the settlement price of the basket component may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes.  As a result, the value of the Notes may be less than would otherwise be the case if the settlement price of the basket component had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

•                  Certain Basket Components Provide Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities — Certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities.  Therefore, the Notes will reflect a return based, in part, on the performance of futures contracts and do not provide exposure to the spot prices in respect of such commodities.  The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the Notes may underperform a similar investment that reflects the return on the underlying physical commodities.

•                  Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes — Commodity futures contracts included in the basket are subject to

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legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries.  The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act”, provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets.  Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.  While the CFTC has proposed and adopted many of the required regulations, the Dodd-Frank regulatory scheme has not yet been implemented and the ultimate nature, scope and impact of the regulations on the markets and market participants cannot yet be determined.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation and the CFTC has adopted such rules, although they have not yet become effective. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits.  The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive.  Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes.  Industry trade groups have filed a lawsuit against the CFTC challenging the rules adopted by the CFTC on position limits, and the outcome of that litigation is yet to be seen as of the date of this filing.  If the CFTC prevails in the lawsuit and the rules on position limits are upheld, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity and increase market volatility in the commodities futures contracts included in the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity.  In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity, increase volatility and adversely affect prices.

Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets.  For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority, the successor to the Committee of European Securities Regulators, which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.”  The scope of the final regulations and the degree to which member states will be allowed discretion in implementing the directive is yet to be seen.  If these regulations are adopted, including, for example, regulations requiring position limits, they could substantially reduce liquidity and increase volatility in the commodities futures contracts included in the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity.

Special considerations with respect to the settlement price for Corn

As described in further detail under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement, the price of corn for purposes of determining the value of your Notes will be calculated by reference to the settlement price for a particular corn futures contract, which is traded on the Chicago Board of Trade (“CBOT”).  The relevant futures contract for purposes of determining the settlement price of corn will be the CBOT-traded corn futures contracts expiring in either the first nearby month or, if the relevant valuation date falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month.

Each CBOT-traded corn futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract.  As traded on the CBOT, a corn futures option contract is a legally binding agreement for the buying or selling of the right to purchase one corn futures contract (of a specified month).  The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily settlement prices from January 7, 2002 through September 21, 2012.  The settlement prices on September 21, 2012 were US$111.42/per barrel with respect to Brent Crude, US cents 748.25/bushel in respect of Corn and $672.00/per troy ounce with respect to Palladium.

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We obtained the settlement prices below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical prices of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the settlement prices of the basket components on any day during the term of the Notes, including the final valuation date.  We cannot give you assurance that the performance of the basket components will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $10.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

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